EXHIBIT 10.247

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made as of October 17, 2006, by ION MEDIA NETWORKS, INC., a Delaware corporation (the “Company”), and DEAN M. GOODMAN, an individual residing in the State of Florida (the “Executive”) (hereinafter collectively referred to as the “Parties” and individually as a “party”).

Preliminary Statements

The Executive is employed by the Company as President and Chief Operating Officer, pursuant to an Employment Agreement, dated as of November 7, 2005, between the Company and the Executive (the "Employment Agreement”), and is a member of the Company’s board of directors (the “Board”). Capitalized terms used but not otherwise defined in this Agreement have the meanings given such terms in the Employment Agreement.

The Parties have mutually agreed that the Executive cease to be an employee and director of the Company and that the Employment Agreement be terminated, on the terms and conditions set forth in this Agreement.

Agreement

In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Termination of Employment. The Company and the Executive agree that the Executive’s employment with the Company shall terminate effective as of the close of business on October 17, 2006 (the “Termination Date”), and as of the Termination Date, the Executive shall no longer serve (a) as an employee, officer or member of the Board, or (b) as an employee, officer or director of any direct and indirect subsidiaries and other affiliates of the Company. As of the Termination Date, all authority of the Executive to act for, or create any obligation binding upon, the Company shall cease.

2. Settlement(a) . On the Termination Date, or immediately after this Agreement becomes effective in accordance with Section 22 below, whichever is later, the Company shall pay to the Executive, in consideration of the termination of the Employment Agreement and the releases of the Parties executed in connection with this Agreement, the sum of $3,000,000 (the “Settlement Payment”). The Settlement Payment shall be net of applicable withholding for taxes and other amounts.

3. Additional Benefits. In addition to the Settlement Payment, the Company shall pay or provide the following additional benefits to the Executive:

(a) The Company shall continue to provide the Executive and his covered dependants with the health benefits the Company provides its other senior executives under the Company health plans as in effect from time to time, at the same cost applicable to active employees, for a period ending on the earlier of (i) the date that is two years after the Termination Date, or (ii) the date on which the Executive commences employment with any other person that generally provides health insurance benefits to its senior executives; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA.

(b) As soon as practicable following the Termination Date, the Company shall assign to the Executive the life insurance policy owned by the Company insuring the life of the Executive.

(c) The Parties acknowledge and agree that as of the date of this Agreement, the Executive has been granted the Restricted Stock Units and Options listed on Exhibit A (the “Equity Awards”). Effective on the Termination Date, (i) all of the Restricted Stock Units shall become fully vested and nonforfeitable; (ii) all of the Options not theretofore vested shall become fully vested; and (iii) all of the Options other than the Pre-Existing Options (as defined in Exhibit A) shall expire on the earlier of (A) the fourth anniversary of the Termination Date; or (B) the expiration date of such Option as reflected on Exhibit A. The Pre-Existing Options shall remain exercisable in accordance with the terms of their respective award agreements. The Equity Awards shall be subject to the terms and conditions set forth on Exhibit A. With respect to any Equity Award, the Executive may pay any exercise price and satisfy any obligation to reimburse the Company for withholding taxes due and payable with respect to such Equity Award by authorizing the Company to retain shares of the Company’s common stock that otherwise would be deliverable to the Executive pursuant to such Equity Award, valued for such purposes at their Fair Market Value (as defined in the Company’s 2006 Stock Incentive Plan) on the date such shares are withheld.

(d) The Company shall reimburse the Executive for unreimbursed business expenses incurred prior to the Termination Date in accordance with Section 6 of the Employment Agreement, and shall provide the Executive any accrued benefits to which the Executive may be entitled, as of the Termination Date, under the Company’s profit sharing (401(k)) plan and health insurance plan, in accordance with the terms thereof.

(e) Effective as of the Termination Date, the Executive and the Company have entered into an Amendment to Supplemental Executive Retirement Plan for Dean M. Goodman, under which the Company’s Supplemental Executive Retirement Plan for the Executive (the “SERP”) shall be terminated on the terms set forth therein.

(f) The Company shall not be obligated to make any payment or provide any benefit under this Section 3 if, on the date such payment or benefit would otherwise be provided, the Executive has materially breached any of his obligations under this Agreement and, if such breach is curable, has failed to cure such breach to the reasonable satisfaction of the Company. For the avoidance of doubt, this Section 3(e) shall not apply to the obligations of the Company under the SERP, as amended.

4. Full Satisfaction of Obligations. The payments and the other benefits provided for in Section 2 and 3 of this Agreement (i) constitute the entire obligation of the Company, (ii) represent full and complete satisfaction by the Company of all obligations under the Employment Agreement, the provisions of which are hereby terminated (except for Section 12 thereof, which shall continue in force, and except to the extent otherwise provided in this Agreement), and (iii) constitute full and complete settlement of any claim under law or equity that the Executive might otherwise assert against the Company for compensation, benefits or remuneration of any form as a result of his employment with the Company.

5. Restrictive Covenants. The Company and the Executive hereby acknowledge and agree that the provisions of Sections 9 and 10 of the Employment Agreement shall survive the termination of the Employment Agreement for the time periods specified therein, subject to the following modifications:

(a) The Executive shall not be subject to any of the restrictions set forth in Section 9(b) of the Employment Agreement.

(b) The Executive agrees that, for a period ending on December 31, 2009, without the prior written consent of the Company, he will not, directly or indirectly, on his own behalf or on behalf of any other Person, including any industry group or trade association, engage in, or own any interest in, operate, join, control or participate as a partner, director, principal, member, officer or agent of, enter into the employment of, act as a consultant to or otherwise perform services in any capacity for any Person that engages in, (i) any lobbying, legislative or other efforts, including any such efforts involving the Federal Communications Commission (“FCC”) or any other governmental agency or entity, or any member of the US Congress, that are (A) in opposition to the enactment by the FCC, the US Congress or any other governmental body of rules or legislation requiring cable or satellite television distribution systems to distribute without charge more than one digital programming stream of any broadcaster (“digital multicast must-carry”), (B) supportive of the interests of cable television systems generally, or (C) opposed to the interests of network television broadcasters generally or the interests of the Company specifically; or (ii) any Transaction. Except as provided in the following sentence, this Section 5(b) shall not prevent the Executive from accepting employment with any Person whose business is diversified but which engages in any of the activities described in the preceding sentence, so long as (A) the Executive shall not, directly or indirectly, render services or assistance to any division or part of such Person that is in any way engaged in any of the activities described in the preceding sentence, and (B) the Company shall have received, prior to the Executive rendering services to such Person, written assurances reasonably satisfactory to the Company from such Person that the Executive shall not, directly or indirectly, render services or assistance to any division or part of such Person that is in any way engaged in any such activities. During the period ending on December 31, 2009, the Executive agrees not to provide services in any capacity to (x) [****]1, or (y) to [****]2 with respect to any matter relating to or involving the Company. "Transaction” as used in this Section 5(b) means, broadly, any actual or proposed transaction with or involving the Company or any of its Affiliates, or any of its or their respective assets, properties, businesses or outstanding securities (other than transactions relating solely to the Executive’s shares of Common Stock), including related proposals, negotiations and discussions. The provisions of Section 10 of the Employment Agreement shall apply to any breach by the Executive of this Section 5(b).

1 Omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.
2 Omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

(c) The Company hereby waives any conflict that might otherwise exist if the Executive (or any entity through which the Executive conducts future business) engages the law firm of Dow Lohnes & Albertson, PLLC for matters before or involving the U.S. Federal Communications Commission, but only to the extent that such matters do not involve any dispute with the Company.

(d) The Executive shall not be precluded from hiring his personal assistant, Julie Sanscrainte, at any time on or after the Termination Date.

6. Release. The Parties acknowledge and agree that, as of the Termination Date, they have signed the Releases provided in Exhibit B.

7. Advice of Counsel. The Executive understands that various state and federal laws prohibit employment discrimination based on age, sex, race, color, national origin, religion, handicap or veteran status. These laws are enforced through the Equal Employment Opportunity Commission (EEOC), Department of Labor and State Human Rights Agencies. The Executive acknowledges that he has been advised by the Company to discuss this Agreement with his attorney and has been encouraged to take this Agreement home for up to 21 days so that he can thoroughly review and understand the effect of this Agreement before acting on it.

8. Cooperation; Assistance. Each of the Executive and the Company shall cooperate with the other to take all actions and execute all documents as may be reasonably necessary to effectuate the provisions of this Agreement. For a period of three years after the Termination Date, the Executive, upon reasonable notice, shall furnish such information and assistance to the Company as may reasonably be required in connection with any third party claims, investigations, litigation or similar proceedings which may involve the Company with respect to the period of the Executive’s employment with the Company. If such information or assistance is required, the Executive shall be reimbursed by the Company for any and all reasonable expenses incurred by him in providing such information and assistance and shall be compensated by the Company at a rate to be agreed upon by the parties for the time he spends providing such information and assistance.

9. Return of Property and Documents. On or promptly following the Termination Date, the Executive shall deliver to the Company all Company credit cards, keys, documents, records, files, data and other property of the Company in the Executive’s possession, of any nature and in whatever medium, including without limitation all materials containing Confidential Information, and he shall not take with him any such documents, records, files, data or other property, or any reproduction thereof. The Executive shall be entitled to retain possession of his rolodex, the laptop computer provided to him by the Company (including installed software programs and electronic contact information to the extent permissible under the Company’s license rights for such programs, but excluding all data files containing Confidential Information, which shall be removed by Company personnel prior to the Termination Date), the cellular telephone provided to him by the Company, and the furniture and artwork presently in the Executive’s office, including a partner’s desk, four chairs, and a loveseat. The Company shall pay the reasonable costs of moving these items from Company premises to a location designated by the Executive.

10. Non-Disparagement. The Executive agrees not to make any disparaging or negative comment to any Person regarding (a) the Company or any of its affiliates, (b) any of the owners, directors, officers, shareholders, members, employees, attorneys or agents of the Company or any of its affiliates, (c) the working conditions at the Company, or (d) the circumstances surrounding the Executive’s separation from the Company. The Company agrees that it will not make, and will use commercially reasonable efforts to prevent its directors, officers or employees from making, any disparaging or negative comment to any Person regarding any aspect of the Executive’s employment with or separation from the Company.

11. Tax Withholding. The Executive acknowledges that all payments and benefits provided under this Agreement that the Company determines constitute taxable compensation shall be reported by the Company as such on IRS Form W-2 or other applicable forms and shall be subject to withholding in respect of applicable federal, state and local income and employment taxes as shall be required pursuant to any law or governmental regulations or ruling.

12. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid and unenforceable provisions were omitted.

13. Assignment; No Third Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company’s business or assets or any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company may make no other assignment of this Agreement or its obligations hereunder.

(b) The Executive. The Executive’s rights and obligations under this Agreement shall not be transferable by the Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if the Executive shall die, all amounts then payable to the Executive hereunder shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such designee, to the Executive’s estate.

(c) No Third-Party Beneficiaries. Except as set forth in Section 13(b), nothing expressed or referred to in this Agreement will be construed to give any person other than the Company and the Executive any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

14. Dispute Resolution. Any controversy arising out of or relating to this Agreement or the breach hereof (other than claims for injunctive relief pursuant to Section 10 of the Employment Agreement) shall be settled by binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (before a single arbitrator) and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own costs (including attorneys’ fees) of any such arbitration proceedings; provided that the arbitrator shall have the authority to allocate attorneys’ fees in an equitable manner. The location for the arbitration shall be West Palm Beach, Florida. Any award made by such arbitrator shall be final, binding and conclusive on the Parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware (without giving effect to the choice of law principles thereof) applicable to contracts made and to be performed entirely within such state.

16. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered, sent by overnight delivery service or registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to: ION Media Networks, 601 Clearwater Park Road, West Palm Beach, Florida 33401, Attention: General Counsel, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address designated by the party by written notice in accordance with this provision.

17. Entire Agreement. This Agreement contains the entire understanding between the Executive and the Company regarding the subject matter hereof and, except as expressly set forth herein, supersedes any prior agreements, written or oral, including without limitation the Employment Agreement.

18. Modification. This Agreement may not be changed nor may any provision of this Agreement be waived, except by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. The Executive acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this Agreement.

19. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

20. Non-Admission of Liability. Neither this Agreement nor anything contained herein shall constitute or be construed as an admission by the Company or the Executive of any liability, violation of law, or breach of any duty or obligation.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

22. Revocation; Effective Date. The Executive may revoke his agreement to the terms hereof at any time during the seven-day period immediately following the date of his signature below (“Revocation Period”) by delivering written notice of his revocation to the Company. This Agreement shall not become effective prior to the expiration of the Revocation Period.

23. Joint Press Release. The Parties agree that, upon the execution of this Agreement, the Company shall issue the press release attached hereto as Exhibit C.

24. Headings. The headings herein are for the convenience of the Parties, and are not to be construed as terms or conditions of this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ION MEDIA NETWORKS, INC., a Delaware corporation

By: /s/	R. Brandon Burgess

Name: Title:	R. Brandon Burgess Chief Executive Officer

/s/ Dean M. Goodman

Dean M. Goodman

EXHIBIT A

EQUITY AWARDS

Restricted Stock Units (“RSU’s”)

333,333 Restricted Stock Units with a purchase price of $.01 per unit, each representing the right to receive one share of the Company’s Class A common stock, issued pursuant the Employment Agreement.

1,000,000 Restricted Stock Units with a purchase price of $.01 per unit, each representing the right to receive one share of the Company’s Class A common stock, issued pursuant to the Employment Agreement.

Options

Options to purchase 127,661 shares of Class A common stock at an exercise price of $3.42 per share, issued pursuant to a Non-Qualified Stock Option Grant Agreement, dated October 31, 1996, and with an expiration date of October 31, 2006; and options to purchase 26,667 shares of Class A common stock at an exercise price of $0.01 per share, issued pursuant to a Non-Qualified Stock Option Agreement, dated October 13, 2003, and with an expiration date of October 13, 2013 (collectively, the “Pre-Existing Options”).

Options to purchase 333,334 shares of Class A common stock, at an exercise price of $0.42 per share, issued pursuant to the Employment Agreement and with an expiration date of November 7, 2012.

Options to purchase 333,333 shares of Class A common stock, at an exercise price of $1.25 per share, issued pursuant to the Employment Agreement and with an expiration date of November 7, 2012.

Notwithstanding any provision set forth in this Agreement, the Employment Agreement or any applicable equity compensation plan or agreement, in the event that the Call Option Holder, or its permitted transferee, as applicable, is obligated to commence or does commence a tender offer for all or any part of the Company’s equity securities within 18 months of November 7, 2005 as contemplated under the Stockholder Agreement (a “Tender Offer”), the Executive hereby agrees (i) not to participate in or to tender any shares of Common Stock received by him upon any prior exercise of Options (other than the Pre-Existing Options) or settlement of RSUs into any such Tender Offer, and (ii) prior to the earlier of (A) the closing of such Tender Offer or (B) 60 days following the commencement of such Tender Offer, not to transfer any such shares to any Person, except pursuant to a testamentary instrument or the laws of descent and distribution, and then, only to a Person who shall agree to be bound by the terms hereof to the same extent as the Executive was bound. No amendment to the Stockholder Agreement shall extend the restriction period described in this paragraph.

Further, notwithstanding any provision set forth in this Agreement, the Employment Agreement or any applicable equity compensation plan or agreement, the RSUs shall be settled, and the Options (other than the Pre-Existing Options) shall become exercisable, upon the first to occur of (i) in the event that the Call Option Holder, or its permitted transferee, as applicable, commences a Tender Offer, the earlier of (A) the closing of such Tender Offer or (B) 60 days following the commencement of such Tender Offer, and (ii) in the event that neither the Call Option Holder nor a permitted transferee commences a Tender Offer, 20 business days following the expiration of the Call Right (determined without regard to any extensions of the Call Right that may occur after the Termination Date).

Restrictions on Voting and Transferability of Common Stock

All shares of Common Stock received by Employee upon settlement of the Restricted Stock Units and exercise of the Options identified on this Exhibit A, other than the Pre-Existing Options, shall be held subject to the following restrictions upon the voting and the transferability of all such shares of Common Stock. Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in the Employment Agreement.

1. Restricted Stock Period. The restrictions on the transferability of shares of Common Stock as provided herein shall begin upon the receipt by Employee of any shares of Common Stock of the Company in settlement of RSUs and upon exercise of Options and continue until the first to occur of the following (the “Restricted Stock Period”):

A. The closing of the New Call Option following its exercise by any permissible party thereto;

B. The closing of the purchase of the securities subject to the New Call Option by the Company;

C. A Change in Control;

D. The expiration of a twenty-four month period commencing on the next day following the date of any Investor Call Right Termination (as defined in that certain Call Agreement, dated as of November 7, 2005, by and among Mr. Lowell W. Paxson, Second Crystal Diamond Limited Partnership, Paxson Enterprises, Inc, the Call Option Holder, NBC Universal, Inc. and the Company (the “Call Agreement”));

E. The date on which the Paxson Stockholders (as defined in the Call Agreement) cease for any reason to hold or have the right to vote shares of voting stock having more than 50% of the Total Voting Power of all of the outstanding Voting Stock and voting stock equivalents of the Company, whether such shares of voting stock are issued to such Person or such Person’s Affiliate. For the purpose of this clause, “Voting Stock” shall mean the  shares of the capital stock and any other securities of the Company having the ordinary power to vote in the election of directors of the Company, and “Total Voting Power” shall mean the total number of votes which may be cast in the election of directors of the Company if all securities entitled to vote in the election of such directors (excluding  shares of preferred stock that are entitled to elect directors only upon the occurrence of customary events of default) are present and voted; and

F. In no event later than the sixty-sixth (66th) month anniversary of the Commencement Date.

Employee shall be provided with copies of any amendments to the Call Agreement that are subsequently adopted. In no event shall any subsequent amendment to the Call Agreement result in a later expiration of the Restricted Stock Period than what would have been provided in the absence of such amendment. If any such amendments would result in an earlier expiration of the Restricted Stock Period than what would have been provided in the absence of such amendment, Employee shall be permitted to rely on such earlier expiration date.

Employee shall be provided with notice of the occurrence of any of the following events:

a.	Exercise of the New Call Option;

b.	Closing of the exercise of the New Call Option;

c.	Commencement of the Tender Offer as defined in section 4(g) of the Employee’s Employment Agreement;

d.	Closing of the Tender Offer;

e.	Investor Call Termination Date, as defined in the Call Agreement;

f.	Closing of the Company Stock Purchase Agreement; and

g.	Any other event described in clauses A through F above.

2. Voting Restriction. Until the later to occur of June 30, 2008 and the end of the Restricted Stock Period, Employee agrees to vote all shares of Common Stock that are subject to this Agreement at any meeting of the Company’s stockholders in the same proportions on each matter presented for a vote of the stockholders of the Company as the holders of Common Stock who are not affiliated with the Company vote on such matter. Employee will use reasonable efforts to assure that the shares of Common Stock that are subject to this Agreement are counted as present, in Person or by proxy, at each such meeting of the Company’s shareholders as is duly called and held during the Restricted Stock Period, and Employee will not vote, either in person or by proxy, or grant any other Person a proxy to vote, such shares of Common Stock as are subject to this Agreement in any other way during the Restricted Stock Period.

3. Transfer Restriction. Employee agrees that, during the Restricted Stock Period, he will not sell, transfer, pledge or deliver to any Person any of the shares of Common Stock subject to this Agreement, except pursuant to a testamentary instrument or the laws of descent and distribution, and then, only to a Person who shall agree to be bound by the terms hereof to the same extent as Employee was bound.

4. Legend. Employee agrees that the certificates representing the shares of Common Stock subject to this Agreement may have placed upon them an appropriate legend noting that such shares are, during the Restricted Stock Period, subject to restrictions on voting and transfer, and the Company’s transfer agent may be instructed to refuse to transfer any such shares presented for transfer during the Restricted Stock Period unless to a Person requesting the transfer of such shares pursuant to a testamentary instrument or the laws of descent and distribution, and then, only upon receipt of a reasonably appropriate undertaking on the part of such Person to be bound by the terms hereof.

EXHIBIT B

MUTUAL RELEASE OF PARTIES

DEAN M. GOODMAN’S GENERAL RELEASE OF CLAIMS

1. Dean M. Goodman (“the Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to the Separation Agreement and General Release, dated as of October 17, 2006 (the “Agreement”), between the Executive and ION Media Networks, Inc. (f/k/a Paxson Communications Corporation), a Delaware corporation (the “Company”), hereby releases and forever discharges the Company, its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any and all applicable laws arising under or in connection with the Executive’s employment or termination thereof, whether for breach of express or implied employment contract, misrepresentation, wrongful discharge, intentional infliction of emotional distress, defamation, or injuries incurred on the job or incurred as a result of loss of employment, or any other employment related tort, common law or contract claim, and including claims for attorneys’ fees and expenses. Without limiting the generality of the foregoing, the Executive acknowledges that this release includes all claims arising under the following laws: Title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended; the Fair Labor Standards Act, as amended; the Americans with Disabilities Act of 1990; the Family Medical Leave Act; the Age Discrimination in Employment Act of 1969, as amended, including the Older Workers Benefit Protection Act; and all other federal, state and local laws and regulations relating to employment, including those prohibiting age discrimination.

The Executive acknowledges that he has read the Agreement and this General Release of Claims (the “Release”), that he has been advised that he should consult with an attorney before he executes the Agreement and this Release and has done so, that the terms of the Agreement and this Release are contractual and have been negotiated among the Executive, the Company and their respective legal counsel, and that he understands all of the terms of the Agreement and the Release and is executing each voluntarily and with full knowledge of its significance and the consequences thereof. The Executive further understands that by signing this Release he is in fact waiving, releasing and forever giving up any claim under all laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this Release shall not apply to (i) any actions to enforce rights arising under, or any claim for benefits which may be due the Executive pursuant to, the Agreement, (ii) any rights or claims that may arise as a result of events occurring after the date this Release is executed, (iii) any indemnification rights the Executive may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, or (v) for the avoidance of doubt, the rights and obligations of the Executive under the Noncompetition Agreement, dated as of November 7, 2005, between the Executive and NBC Universal, Inc.

2. The Executive represents that he has not filed against the Released Parties any complaints, charges, lawsuits or administrative or arbitral proceedings arising out of his employment, or any other matter arising on or prior to the date of this Release, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency or dispute resolution organization, or against the Released Parties with respect to any of the matters released by the Executive pursuant to paragraph 1 hereof.

3. The Executive hereby acknowledges that the Company has informed him that he has up to 21 days to review and consider the Agreement and this Release before signing them, and that the Executive may knowingly and voluntarily waive that 21 day period by signing the Agreement and this Release prior to the expiration of such 21 day period.

4. The Executive acknowledges that he shall have seven days following the date on which he signs the Agreement and this Release within which to revoke his acceptance by providing a written notice of his revocation to the Company at the address for notices set forth in the Agreement. Upon expiration of the seven day period, if the Executive has not revoked his acceptance, the Agreement and this Release shall become effective and enforceable.

5. The Executive acknowledges that the Agreement and this Release will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to Delaware’s conflicts of law provisions.

     October      , 2006
Dean M. Goodman

ION MEDIA NETWORKS, INC.
GENERAL RELEASE OF CLAIMS

ION Media Networks, Inc. (f/k/a Paxson Communications Corporation) (the “Company”), in consideration for its and Dean M. Goodman’s (“the Executive”) execution of the Separation Agreement and General Release, dated as of October 17, 2006 (the “Agreement”), and other good and valuable consideration, receipt of which is hereby acknowledged, and except with regard to obligations created by, arising out of, or described in the Agreement, agrees for itself and any present or future successors, assigns, parents, subsidiaries, affiliates, directors, officers, general or limited partners, employees, administrators, attorneys, agents, and representatives, to release, discharge, and covenant not to sue the Executive for any claims, debts, demands, accounts, judgments, rights, causes of action, claims for equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which it may now have against him, with the exception of any actions to enforce rights arising under the Agreement. The Company understands that this includes any and all claims against the Executive arising from or related to his employment with the Company. The Company further represents that it has not filed any claims against the Executive with any governmental agency, court or dispute resolution organization with respect the Executive’s employment with the Company.

     October      , 2006
Name:
Title:

EXHIBIT C

PRESS RELEASE

ION MEDIA NETWORKS PRESIDENT AND COO DEAN M. GOODMAN STEPS DOWN

(West Palm Beach, FL – October 23, 2006) – ION Media Networks, Inc. (AMEX: ION) (the “Company”) today announced that Dean M. Goodman has stepped down as president and chief operating officer and as a member of the Company’s Board of Directors, in order to pursue other interests.

“In his tenure with the company, Dean was instrumental in assembling the country’s largest group of full-power television stations, including stations in all of the top 20 U.S. markets,” said CEO Brandon Burgess. “He also led our stations through a digital build-out, which positions us well for the digital broadcast transition. On behalf of the Board of Directors and our employees, we thank him for his leadership and wish him well.”

Mr. Goodman began his career at the Company when it owned primarily radio interests, including the largest radio station group in the state of Florida. Following the divestiture of the radio division, Mr. Goodman was instrumental in the Company’s entry to the television business and assembling its current broadcast footprint.

“For over a decade I have had the privilege of working with an incredible group of individuals on building a great radio company, launching a television network and assembling the largest TV station group in the U.S.,” said Dean Goodman. “I am proud to have been a part of the company’s continued growth and especially thank the employees for their support and hard work over the years.”

The Company does not plan presently to seek a replacement for Mr. Goodman, whose responsibilities will be assumed by other members of senior management.

About ION Media Networks
ION Media Networks, Inc. owns and operates the nation’s largest broadcast television station group and the i network, reaching over 92 million U.S. television households via its nationwide broadcast television, cable and satellite distribution systems. The i network delivers a mix of original series, classic TV favorites, movies, specials and sports for viewers of all ages.

Utilizing the digital multicasting capacity of its television station group, the Company plans to launch new digital over-the-air networks, including qubo, a 24-hour children’s network formed in partnership with Scholastic, Corus Entertainment, Classic Media/Big Idea and NBC Universal, as well as iHealth, a 24-hour channel dedicated to consumer healthcare and healthy living. For more information, please visit www.ionmedia.tv.

Note: Company distribution data provided by Nielsen Media Research.

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Media Contact:	Investor Contact:
Leslie Monreal 561.682.4134 lesliemonreal@ionmedia.tv	Richard Garcia 561.682.4209 richardgarcia@ionmedia.tv